Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS FIRST QUARTER 2016 REVENUES AND EARNINGS

(In thousands, except per share amounts)	Three Months Ended March 31,
	2016	2015	% Change
Total revenues	$482,802	$495,654	(3)%
Trucking revenues, net of fuel surcharge	336,707	329,134	2%
Value Added Services (“VAS”) revenues	96,577	90,860	6%
Operating income	32,487	38,185	(15)%
Net income	20,092	23,142	(13)%
Earnings per diluted share	0.28	0.32	(13)%

OMAHA, NEBRASKA, April 20, 2016 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported revenues and earnings for the first quarter ended March 31, 2016.

Our first quarter 2016 freight demand was softer than the first quarters of 2015 and 2014; however, it was consistent with our average freight demand in the first quarters of 2013 and 2012. Demand showed normal seasonality in first quarter 2016. Freight demand to date in April 2016 has been sluggish and softer than most April periods.

Average revenues per tractor per week, net of fuel surcharge, decreased 2.4% in first quarter 2016 compared to first quarter 2015 due to a 1.5% decrease in average miles per truck combined with a 0.9% decrease in average revenues per total mile, net of fuel surcharge.

The rate market was challenging in first quarter 2016. While truckload capacity is currently available in the market, we believe significantly lower truck orders in recent months combined with the upcoming changes in trucking regulations should begin to tighten the capacity market in the next few quarters. We are continuing to work with our customers to recoup the cost increases associated with more expensive equipment, a shrinking supply of qualified drivers and an increasingly challenging regulatory environment. Recent customer bid activity trends have been mixed, as some customers are aggressively working to take advantage of the favorable shorter term trends to the detriment of carriers. Based on the current rate and freight market, we believe it may be difficult to achieve rate per total mile increases on a year-over-year basis in the next few quarters. Strategic customers understand the collective capacity and service challenges facing our industry and their supply chains. They are supportive of our ongoing initiatives to provide sustainable transportation solutions over the longer term.

Werner Enterprises, Inc. - Release of April 20, 2016

In first quarter 2016, we averaged 7,352 trucks in service in the Truckload segment and 68 intermodal drayage trucks in the VAS segment. We ended first quarter 2016 with 7,330 trucks in the Truckload segment, a year-over-year improvement of 220 trucks, or 3.1%, compared to the end of first quarter 2015. Our Specialized Services unit, primarily Dedicated, ended first quarter 2016 with 3,760 trucks (or 51% of our total Truckload segment fleet).

By design, we did not grow our truck fleet sequentially from fourth quarter 2015 to first quarter 2016. A less robust seasonal freight period in first quarter 2016 combined with our more stringent driver hiring and retention standards were the primary factors. We are committed to executing our strategic business plan by remaining focused on our “five T” critical success factors: trucks, trailers, talent, technology and terminals. We will continue to aggressively reinvest in these areas to strengthen our service offerings and provide our customers with the capacity and support they need.

Our investment in new trucks and trailers is improving our driver experience, raising operational efficiency and helping us to better manage our maintenance, safety and fuel costs. We are increasing our capital expenditures in 2016 to further lower the average age of our truck fleet and attained an average age of 1.8 years as of March 31, 2016, which compares to an average age of 2.1 years as of March 31, 2015. We remain on track to meet our goal of an average truck age of approximately 1.5 years as of December 31, 2016. Net capital expenditures in first quarter 2016 were $101.6 million compared to $84.9 million in first quarter 2015. We estimate net capital expenditures for 2016 to be in the range of $400 million to $450 million. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The driver recruiting market remained challenging during first quarter 2016. Several ongoing difficult market factors persist including a declining number of, and increased competition for, driver training school graduates, a gradually declining national unemployment rate, aging truck driver demographics and increased truck safety regulations. During fourth quarter 2015, we announced strategic and targeted driver and owner-operator per mile increases in our Van 48-state business units totaling slightly more than $10 million on an annualized basis to nearly 20% of our drivers/owner-operators. We are beginning to realize the cost benefits of improved retention, mileage productivity, and lower safety costs which we believe will ultimately more than offset these pay increases. Our driver turnover rate achieved a 17 year low in first quarter 2016.
Gains on sales of assets were $3.4 million in first quarter 2016. This compares to gains on sales of assets of $5.5 million in first quarter 2015. In first quarter 2016, we sold more trucks and more trailers than in first quarter 2015. We realized significantly lower average gains per truck and higher average gains per trailer in first quarter 2016 compared to first quarter 2015. During December 2015, a buyer backed out of a signed purchase commitment for several hundred used trucks which ultimately resulted in a sizable reduction in our equipment gains in the first quarter 2016. We are evaluating our available options to resolve this matter with the buyer for this canceled order. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

Diesel fuel prices were 68 cents per gallon lower in first quarter 2016 than in first quarter 2015 and were 33 cents per gallon lower than in fourth quarter 2015. For the first 20 days of April 2016, the average diesel fuel price per gallon was 54 cents lower than the average diesel fuel price per gallon in the same period of 2015 and 66 cents lower than in second quarter 2015. The components of the Company’s total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

Werner Enterprises, Inc. - Release of April 20, 2016

	Three Months Ended March 31,
	2016		2015
Value Added Services (amounts in thousands)	$	%	$	%
Operating revenues	$96,577	100.0	$90,860	100.0
Rent and purchased transportation expense	79,384	82.2	77,873	85.7
Gross margin	17,193	17.8	12,987	14.3
Other operating expenses	12,158	12.6	10,538	11.6
Operating income	$5,035	5.2	$2,449	2.7
In first quarter 2016, VAS revenues increased $5.7 million or 6%, and operating income dollars increased $2.6 million or 106%, compared to first quarter 2015. The VAS gross margin percentage in first quarter 2016 of 17.8% improved 351 basis points year over year compared to the gross margin percentage of 14.3% in first quarter 2015. The VAS operating income percentage in first quarter 2016 of 5.2% improved 252 basis points from first quarter 2015 of 2.7%.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $30.7 million and $56.4 million in first quarters 2016 and 2015, respectively) and the VAS segment are shown below.

	Three Months Ended March 31,
Operating Ratios	2016	2015	Difference
Truckload Transportation Services	90.5%	89.3%	1.2%
Value Added Services	94.8%	97.3%	(2.5)%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment’s operating ratios for first quarter 2016 and first quarter 2015 are 91.3% and 90.8% respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of March 31, 2016, we had $75.0 million of debt outstanding and $950.0 million of stockholders’ equity.

Werner Enterprises, Inc. - Release of April 20, 2016

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2016		2015
	$	%	$	%
Operating revenues	$482,802	100.0	$495,654	100.0
Operating expenses:
Salaries, wages and benefits	156,737	32.5	151,465	30.6
Fuel	32,060	6.6	52,760	10.6
Supplies and maintenance	47,115	9.8	47,657	9.6
Taxes and licenses	20,987	4.4	21,080	4.3
Insurance and claims	18,347	3.8	22,047	4.4
Depreciation	50,164	10.4	45,720	9.2
Rent and purchased transportation	117,976	24.4	113,748	23.0
Communications and utilities	3,909	0.8	3,678	0.7
Other	3,020	0.6	(686)	(0.1)
Total operating expenses	450,315	93.3	457,469	92.3
Operating income	32,487	6.7	38,185	7.7
Other expense (income):
Interest expense	494	0.1	475	0.1
Interest income	(990)	(0.2)	(631)	(0.1)
Other	45	—	90	—
Total other expense (income)	(451)	(0.1)	(66)	—
Income before income taxes	32,938	6.8	38,251	7.7
Income taxes	12,846	2.6	15,109	3.0
Net income	$20,092	4.2	$23,142	4.7

Diluted shares outstanding	72,353		72,542
Diluted earnings per share	$0.28		$0.32

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2016	2015
Revenues
Truckload Transportation Services	$372,917	$390,563
Value Added Services	96,577	90,860
Other	13,178	13,985
Corporate	373	521
Subtotal	483,045	495,929
Inter-segment eliminations (1)	(243)	(275)
Total	$482,802	$495,654

Operating Income
Truckload Transportation Services	$32,359	$35,842
Value Added Services	5,035	2,449
Other	(1,934)	(445)
Corporate	(2,973)	339
Total	$32,487	$38,185

(1) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of April 20, 2016

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended March 31,
	2016	2015	% Change
Truckload Transportation Services segment
Average percentage of empty miles	13.27%	12.15%	9.2%
Average trip length in miles (loaded)	472	482	(2.1)%
Average tractors in service	7,352	7,013	4.8%
Average revenues per tractor per week (1)	$3,523	$3,610	(2.4)%
Total trailers (at quarter end)	22,335	22,000
Total tractors (at quarter end)
Company	6,430	6,460
Independent contractor	900	650
Total tractors	7,330	7,110

Value Added Services segment
Average tractors in service	68	50
Total trailers (at quarter end)	1,605	1,805
Total tractors (at quarter end)	68	50

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2016	2015
Capital expenditures, net	$101,603	$84,865
Cash flow from operations	91,319	120,986
Return on assets (annualized) (1)	5.1%	6.3%
Return on equity (annualized)	8.5%	11.0%

(1) Pursuant to the Company’s early adoption of Accounting Standards Update 2015-17 (see explanatory note on the Condensed Balance Sheet), return on assets for all periods presented reflects the impact of reclassifying the current deferred tax asset into the non-current deferred tax liability.

Werner Enterprises, Inc. - Release of April 20, 2016

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	March 31, 2016	December 31, 2015
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$20,410	$31,833
Accounts receivable, trade, less allowance of $8,797 and $10,298, respectively	235,763	251,023
Other receivables	17,769	17,241
Inventories and supplies	15,670	16,415
Prepaid taxes, licenses and permits	11,953	15,657
Income taxes receivable	14,709	20,052
Other current assets	27,504	27,281
Total current assets	343,778	379,502

Property and equipment	1,951,258	1,908,600
Less – accumulated depreciation	750,068	754,130
Property and equipment, net	1,201,190	1,154,470

Other non-current assets	64,597	51,675
Total assets	$1,609,565	$1,585,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78,069	$70,643
Insurance and claims accruals	65,387	64,106
Accrued payroll	25,292	25,233
Other current liabilities	21,892	23,720
Total current liabilities	190,640	183,702

Long-term debt, net of current portion	75,000	75,000
Other long-term liabilities	20,823	19,832
Insurance and claims accruals, net of current portion	120,945	125,195
Deferred income taxes (1)	252,187	246,264

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,043,671 and 71,998,750 shares outstanding, respectively	805	805
Paid-in capital	101,217	102,734
Retained earnings	1,038,736	1,022,966
Accumulated other comprehensive loss	(13,742)	(13,063)
Treasury stock, at cost; 8,489,865 and 8,534,786 shares, respectively	(177,046)	(177,788)
Total stockholders’ equity	949,970	935,654
Total liabilities and stockholders’ equity	$1,609,565	$1,585,647

(1) In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, which requires presentation of deferred tax assets and liabilities as non-current in the balance sheet beginning January 1, 2017. The Company early-adopted the guidance in 2016 and retrospectively adjusted the December 31, 2015 presentation by reclassifying a $28.0 million current deferred tax asset into the non-current liability “Deferred income taxes”.

Werner Enterprises, Inc. - Release of April 20, 2016

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner’s Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.